# NOW, IF IT OINKS, SPROUTS, BUBBLES OR GLITTERS, WE HAVE THE MEANS FOR YOU TO HOLD IT.

No matter how you want to invest in commodities, iPath® Exchange Traded Notes are your cost-efficient way in. With 19 iPath ETNs that track the Dow Jones-AIG Commodity Index Total Return℠ and its sub-indexes, you can choose from broad, narrow or even fine-tuned exposure.

iPath®
Exchange Traded Notes

Commodities ▸ Currencies ▸ Emerging Markets ▸ Strategies

www.iPathETN.com/commodity

An investment in iPath ETNs involves risks, including possible loss of principal. For a description of the main risks see "Risk Factors" in the applicable prospectus.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.iPathETN.com or EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free 1-877-76-iPATH, or you may request a copy from any other dealer participating in the offering.

Barclays Global Investors Services, a subsidiary of Barclays Global Investors, N.A. ("BGINA"), assists in the promotion of the Securities. Barclays Global Investors, N.A. and Barclays Capital Inc. are affiliates of Barclays Bank PLC.

The index components for iPath ETNs linked to commodities indexes are concentrated in the commodities sector. The market value of the Securities may be influenced by many unpredictable factors, including, where applicable, highly volatile commodities prices, changes in supply and demand relationships; weather; agriculture; trade; pestilence; changes in interest rates; and monetary and other governmental policies, action and inaction.

"Dow Jones®", "AIG®", "Dow Jones-AIG Commodity Index℠", "DJ-AIGCI℠" and "Dow Jones-AIG Commodity Index Total Return℠" are registered trademarks or servicemarks of Dow Jones & Company, Inc. ("Dow Jones"), and American International Group, Inc. ("AIG"), as the case may be, and have been licensed for use. The Securities based on the Dow Jones-AIG Commodity Indexes are not sponsored, endorsed, sold or promoted by Dow Jones, AIG Financial Products Corp. ("AIG-FP"), AIG, or any of their affiliates and none of Dow Jones, AIG-FP, AIG, or their affiliates make any representation regarding the advisability of investing in such Securities.

BARCLAYS

3GIBCBW